Exhibit 99

CACI Issues Guidance for Fiscal Year 2004
Company Expects to Exceed $1 Billion in Revenue While Increasing Profitability
Continued Strong Growth Projected Over Next Three Years

Arlington, VA, July 8, 2003 — CACI International Inc (NYSE: CAI), a leading provider of information technology and network solutions to the U.S. Government, announced today guidance for its fiscal year 2004 (FY04), which began on July 1, 2003. In FY04, the Company expects its revenue to exceed $1 billion, its net profit margin to increase, and its diluted earnings per share to rise significantly as a result of continuing improvement in its mix of delivering mission critical services and solutions to its federal customers in the areas of national defense, intelligence, and homeland security. Guidance for the first fiscal quarter was also included.

Guidance for FY04

Net income for the full year is forecasted to be between $53.1 and $54.7 million, up 21 to 27 percent over previously-announced expected FY03 net income of $43 to $43.9 million. The Company expects its net profit margin to range between 5.2 and 5.4 percent in FY04, up from 5.2 percent expected for FY03. To achieve the higher net profit margin, the Company forecasts its operating margin for FY04 to range between 8.3 and 8.6 percent, up from the 8.1 percent expected for FY03. The Company anticipates that it can achieve these goals as a result of continuing to control indirect costs and selling expenses, maintaining relatively lower depreciation and amortization expense and improving the mix of its business as described below. Diluted earnings per share are expected to range between $1.77 and $1.82, a 19 to 25 percent increase over expected FY03 diluted earnings per share of $1.46 to $1.49.

For all of FY04, the Company is forecasting revenue to range between $985 and $1,015 million, an increase of 17 to 22 percent over its previously-announced expected fiscal year 2003 (FY03) revenue of $830 to $840 million. FY04 forecasted revenue includes approximately $52 to $53 million from the Company's recent acquisition of Premier Technology Group, Inc. (PTG). Forecasted revenue does not include any amounts from acquisitions that may occur in the course of the Company's acquisition program in FY04. Internal growth goals for the year are in the 12 to 15 percent range.

For the first fiscal quarter, the Company forecasts revenue to range between $233 and $240 million, an increase of 24 to 28 percent over revenue of $188 million reported in the first fiscal quarter of FY03. Net income is anticipated to be between $12.3 and $12.7 million, an increase of 31 to 36 percent over net income of $9.4 million in the FY03 quarter. Diluted earnings per share are expected to range between $0.41 and $0.43, an increase of 29 to 34 percent over $0.32 reported a year earlier.

The table below summarizes the guidance ranges for the first fiscal quarter and full year FY04:

(In millions except for earnings per share)	Q1 FY04	Increase	FY04	Increase

Revenue	$233 - $240	24% - 28%	$985 - $1,015	17% - 22%
Net Income	$12.3 - $12.7	31% - 36%	$53.1 - $54.7	21% - 27%
Diluted earnings per share	$0.41 - $0.43	29% - 34%	$1.77 - $1.82	19% - 25%
Diluted weighted average shares	29.7		30.0

The Company also indicated that in FY04 its gross profit margin should continue to range between 37 and 39 percent and that its tax rate is expected to be approximately 37.5 percent. The Company further indicated that capital expenditures should be approximately $8-$9 million during FY04.

Investors are reminded that the above guidance is subject to factors that could cause actual results to differ materially from those anticipated.

U.S. Government Market Trends

This guidance is based on CACI continuing to provide value-added support related directly to the increasing demand by its customers for information technology and technology-related services and solutions. This demand is being driven by the government's response to ongoing global threats to national security that are non-traditional in nature and diverse in their origins, and the changes to the operation and culture of the U.S. Government to meet those challenges. This has affected the Department of Defense (DoD) and federal civilian agencies in a number of ways including:

Placing greater emphasis on information sharing through technology consolidation of systems and organizations with overlapping and complementary missions
Underscoring the need for more interaction among intelligence and law enforcement agencies
Increasing the importance of centralized assessment of threats and analysis of terrorism
Accelerating the pace of the transformation of the Department of Defense and the military services
Highlighting the need to take actions that address the high level of attrition of the full-time government workforce as a result of retirements.

The Company believes that, as a result of ongoing relationships with its customers across the federal government, it is well positioned to participate in these and other trends to meet its growth and profit objectives for FY04.

FY04 and Beyond

CACI anticipates that the major trends expected to influence its operations in FY04 will continue for several years. The Company believes that with the continuation of these trends it can sustain its growth rate for the longer term through its strategy of successfully delivering mission critical support to existing and potential federal customers involved with national security and intelligence. Future growth is also expected to result from the Company's strategy to support the transformation of federal government operations. The Company believes it can achieve its strategic objectives over the next three years through its key discriminators and distinct capabilities that provide:

Managed network services for federal civilian and DoD customers. Growth of these services provided by CACI is expected to come from increased bandwidth requirements throughout the federal government as a result of e-government and information sharing initiatives, the need for more special purpose networks, and the Company's ongoing support of DoD information systems operations around the world.

Information assurance and security, both offensive and defensive, for government and commercial customers. With the increasing need to protect critical infrastructure and information for both government and commercial customers, the Company believes that its established expertise in information assurance has positioned it to be a key provider of this service.

Intelligence collection and analysis, document exploitation and infrastructure development for its intelligence community and law enforcement customers. CACI expects to benefit from increased funding for intelligence customers as it increases its level of support in such areas as data mining, training and analysis, and tasking, exploitation, production, and dissemination of classified information. The Company also expects more federal agencies to make use of its established expertise in litigation support, and as its customers experience the increasing need to identify, locate, capture, and share relevant information in a timely manner.

Proven engineering and systems integration services for its federal customers. The Company believes it should benefit from the transformation taking place with its military service customers and their need to respond to new requirements that are coming from multiple applications and missions contending for the same scarce resources. CACI also expects to benefit from the need of its commercial, federal civilian agency clients, and customers within the DoD to continue to improve their technology infrastructure systems in such areas as procurement, financial management, human resources, and the modernization of DoD command, control, communications and intelligence capabilities.

The Company has set objectives for the next three-year period to continue to grow its revenue at an average of 20 percent annually and its net income at a slightly higher rate with net profit margins at or above current levels of 5.2%. This growth is projected to result from competing for and winning larger awards from the federal government and making strategic acquisitions that complement the Company's existing capabilities and customer base. The Company believes that over that three year period internal growth should range between 12 and 15 percent, and that future acquisitions will continue to be funded from a combination of existing cash, future cash flow from operations, and its credit facility. With the federal government turning more to the private sector to meet its increasing demand for information technology and technology-related services and solutions, CACI expects to continue to build strong customer relationships throughout the federal government market space and enhance shareholder value as it continues to expand its capabilities.

About CACI

CACI International Inc provides the IT and network solutions needed to prevail in today's new era of defense, intelligence, and e-government. From systems integration and managed network solutions to knowledge management, engineering, simulation, and information assurance, we deliver the IT applications and infrastructures our federal customers use to improve communications and collaboration, secure the integrity of information systems and networks, enhance data collection and analysis, and increase efficiency and mission effectiveness. Our solutions lead the transformation of defense and intelligence, assure homeland security, enhance decision-making, and help government to work smarter, faster, and more responsively. CACI, a member of the Russell 2000 and S&P SmallCap 600 indices, provides dynamic careers for approximately 6,300 employees working in over 90 offices in the U.S. and Europe. CACI is the IT provider for a networked world. Visit CACI on the web at www.caci.com.

There are statements made herein which may not address historical facts and, therefore, could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: regional and national economic conditions in the United States and United Kingdom, (the UK economy is experiencing a downturn that affects the Registrant's UK operations) including conditions that result from terrorist activities or war; changes in interest rates; currency fluctuations; failure to achieve contract awards in connection with recompetes for present business and/or competition for new business; the risks and uncertainties associated with client interest in and purchases of new products and/or services; continued funding of U.S. Government or other public sector projects, or in the event of a priority need for funds, such as homeland security, the war on terrorism or rebuilding Iraq; government contract procurement (such as bid protest, small business set asides, etc.) and termination risks; the results of the amended appeal of CACI International Inc, ASBCA No. 53058; the financial condition of our clients; paradigm shifts in technology; competitive factors such as pricing pressures and competition to hire and retain employees; our ability to complete and successfully integrate acquisitions appropriate to achievement of our strategic plans; our ability to complete performance of fixed price contracts within contract value; material changes in laws or regulations applicable to our businesses, particularly legislation affecting (i) outsourcing of activities that have been performed by the government; and (ii) competition for task orders under Government Wide Acquisition Contracts ("GWACs") and/or schedule contracts with the General Services Administration; our own ability to achieve the objectives of near term or long range business plans; and other risks described in the Company's Securities and Exchange Commission filings.

For investor information contact: David Dragics Director, Investor Relations (703) 841-7835 ddragics@caci.com	For other information contact: Jody Brown Senior Vice President, Public Relations (703) 841-7801 jbrown@caci.com